Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 12, 2012, is by and between The Chefs’ Warehouse, Inc., a Delaware corporation with its principal place of business at 100 East Ridge Road, Ridgefield, Connecticut (together with its subsidiaries, the “Company”), and John Pappas, a resident of Upper Brookville, New York (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Letter, as amended by that certain First Amendment to Employment Letter, dated as of December 12, 2008, (as amended, the “Employment Letter”); and

WHEREAS, the Company and the Executive now desire to enter into this Agreement, which supersedes and replaces the Letter Agreement and sets forth the terms and conditions of the Executive’s continuing employment with the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment. The Company hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall continue to serve as Vice Chairman of the Company and such other office or offices to which Executive may be appointed or elected by the Board of Directors of the Company (the “Board of Directors”). Subject to the direction and supervision of the Board of Directors, the Executive shall perform such duties as are customarily associated with the office of Vice Chairman and such other offices to which Executive may be appointed or elected by the Board of Directors and such additional duties as the Board of Directors may determine. The Executive will report directly to the Board of Directors. During the term of employment, the Executive will devote the Executive’s best efforts and full time and attention during normal business hours to the business and affairs of the Company. The Executive agrees to serve, without any additional compensation, as a director of the Company and as a member of the board of directors and/or as an officer of any subsidiary or affiliated entity of the Company. If the Executive’s employment terminates for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a director of the Company (and as a director and/or officer of any of the Company’s subsidiaries or affiliated entities), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

2. Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the date hereof and shall terminate on the third anniversary of the date hereof (the “Initial Term”). Unless the Company notifies the Executive that his employment under this Agreement will not be extended or the Executive notifies the Company that he is not willing to extend his employment, the term of his employment under this Agreement shall automatically be extended for additional one (1) year periods on the same terms and conditions as set forth herein (individually and collectively, the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.”

3. Notice of Non-Renewal. If the Company or the Executive elects not to extend the Executive’s employment under this Agreement, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term.

4. Compensation.

4.1 Base Salary. Until termination of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay the Executive a base salary (“Base Salary”) of two hundred fifty thousand dollars ($250,000.00) per annum, which shall be payable to the Executive in regular installments in accordance with the Company’s general payroll policies and practices. The Executive’s compensation will be reviewed periodically by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Directors of the Company, or any such committee or subcommittee, in their sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.

4.2 Bonus. In the event either the Company or the Executive, or both, respectively achieve certain financial performance and personal performance targets of the Company (as established by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated) pursuant to a cash compensation incentive plan or similar plan or arrangement established by the Company, the Company shall pay to the Executive an annual cash bonus during the Term of this Agreement pursuant to the terms of such plan or arrangement. This bonus, if any, shall be paid to the Executive by March 15 of the year following the year in which the services which gave rise to the bonus were performed. The Board of Directors of the Company (or applicable committee or subcommittee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors, and may, in their sole discretion, amend the cash compensation incentive or similar plan or arrangement in any manner it may deem appropriate; provided, however, that any such amendment to the plan or arrangement shall not affect the Executive’s right to participate in such amended plan or plans.

4.3 Benefits. The Executive shall be entitled to four (4) weeks of paid vacation annually. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and equity-based incentive plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. In addition, the Executive shall be reimbursed by the Company up to two thousand dollars ($2,000.00) per month for a leased motor vehicle for the Executive’s use in connection with the Executive’s duties as an executive officer of the Company.

4.4 Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. Notwithstanding any other provision of this Section 4.4, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred.

4.5 Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

4.6 Recoupment. Notwithstanding any other provision contained herein, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company pursuant to any clawback policy as adopted by the Board of Directors from time to time and applicable to senior executives of the Company, and Executive hereby agrees to be bound by any such policy.

5. Termination of Agreement.

5.1 General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause, effective as of the date of provision of written notice to the Executive thereof.

5.2 Effect of Termination with Cause. If the Executive’s employment with the Company shall be terminated with Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the date of termination of the Executive’s employment with the Company (the “Termination Date”); and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive. For purposes of this Agreement, “Cause” shall mean: (i) the engaging by the Executive in willful misconduct that is injurious to the Company or its affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Executive; provided that, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

5.3 Effect of Termination without Cause. If the Executive’s employment with the Company shall be terminated by the Company without Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the

Termination Date; and (ii) the Company shall pay to the Executive an amount equal to the Executive’s Base Salary, as in effect on the Termination Date, payable for a period of one (1) year from the Termination Date and on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to such termination. In addition to such Base Salary continuation, if the Executive’s employment with the Company is terminated by the Company without Cause, then Executive shall be entitled to receive any bonus payment described in Section 4.2 previously earned by the Executive (but not paid), payable as provided in Section 4.2. For the avoidance of doubt, no bonus payment shall be “earned” within the meaning of the previous sentence unless the performance period applicable to such bonus has fully elapsed.

5.4 Resignation by the Executive. The Executive shall be entitled to resign the Executive’s employment with the Company at any time during the Term of this Agreement. If the Executive resigns during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

5.5 Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.5 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.

6. Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

6.1 Non-Competition and Non-Solicitation. The Executive hereby covenants and agrees that during the Term of the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries or affiliated entities to leave the employ of the Company or any of its subsidiaries or affiliated entities; provided, that the Executive may, solely as an investment, hold equity securities of the Company and not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 6.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent Executive’s agreement to the foregoing.

In the event that, notwithstanding the foregoing, any of the provisions of this Section 6.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 6.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

6.2 Confidential Information.

(a) Obligation to Maintain Confidentiality. The Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s prior, current or potential business and (ii) not generally or publicly known. Therefore, the Executive agrees not to disclose or use for the Executive’s own account any of such Confidential Information, except as reasonably necessary for the performance of the Executive’s duties as an employee or director of the Company, without prior written consent of the Board of Directors, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Executive must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Executive’s employment with the Company, the Executive agrees to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of the Executive’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to the Executive’s attention or the Executive discovers them in the Executive’s possession, the Executive shall deliver such materials to the Company immediately upon such notice or discovery.

(b) Ownership of Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Executive is employed by the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), the Executive shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Executive agrees not to use any Company Works for the Executive’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company. The Executive agrees to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

(c) Third Party Information. The Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the time that the Executive is employed by the Company or serves on the Company’s Board of Directors and at all times thereafter, the Executive will hold information which the Executive knows, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone

(other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information unless expressly authorized in writing by the Board of Directors or the information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

(d) Use of Information of Prior Employers. During the Term, the Executive shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of the Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Disparaging Statements. During the time that the Executive is employed by the Company or serves on the Company’s Board of Directors and at all times thereafter, the Executive shall not disparage the Company or any of its officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or their businesses in the ordinary course of competition. The Company agrees that (i) it shall not issue any public statements disparaging the Executive and (ii) it shall take reasonable steps to ensure that the senior executive officers of the Company shall not disparage the Executive. Notwithstanding the foregoing, nothing in this Section 6.2(e) shall prevent the Executive or the Company from enforcing any rights under this Agreement or any other agreement to which the Executive and the Company are party, or otherwise limit such enforcement.

6.3 Enforcement. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 6.1 or 6.2 by the Executive or any breach of Section 6.2(e) by the Company, and any breach of the terms of Section 6.1 or 6.2 by the Executive or Section 6.2(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 6.1 or 6.2 by the Executive or of Section 6.2(e) by the Company, the Company or its successors or assigns or the Executive, as applicable, in addition to other rights and remedies existing in their or the Executive’s favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 6.1 or 6.2 (in the case of a breach by the Executive) or Section 6.2(e) (in the case of a breach by the Company) (without posting a bond or other security), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

7. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Certificate of Incorporation of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 7 shall specifically survive the expiration or earlier termination of this Agreement.

8. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i)	If to the Executive, to:
John Pappas 1 Fairway Ct. Upper Brookville, New York 11771
(ii)	If to the Company, to:
The Chefs’ Warehouse, Inc. 100 East Ridge Road Ridgefield, Connecticut 06877 Attention: Alexandros Aldous Facsimile: (203) 894-9108

9. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

11. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Executive’s employment with the Company, including without limitation the Letter Agreement. For the avoidance of doubt, the covenants contained herein are separate and apart from any covenants not to compete or solicit set forth in any non-competition and non-solicitation agreement between the Executive and the Company. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12. Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Connecticut. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

14. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.

15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

16. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EXECUTIVE:

JOHN PAPPAS

/s/ John Pappas

COMPANY:

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Patricia Lecouras

Name:	Patricia Lecouras
Title:	Executive Vice President
Human Resources

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